Exhibit 10.1

INTERNATIONAL CLAIMS ENFORCEMENT AGREEMENT

This International Claims Enforcement Agreement (this “Agreement”), effective as of June 14, 2019 (the “Effective Date”), is made by and between Poplar Falls LLC, a Delaware limited liability company (the “Funder”), and Odyssey Marine Exploration, Inc., a Nevada corporation and Exploraciones Oceánicas S. de R.L. de C.V. a Mexican company (“Odyssey” or the “Claimholder”). The Funder and the Claimholder may be referred to in this Agreement collectively as the “Parties” or each individually as a “Party.”

WHEREAS, the Funder is a company that provides funds to claimholders seeking financial assistance to pursue various litigation, arbitration, fraud, and asset recovery claims and related rights;

WHEREAS, the Claimholder will pursue the Subject Claim (defined below) directly;

WHEREAS, the Claimholder is a sophisticated and experienced Person and wishes to enter this Agreement because this Agreement is reasonable, necessary and beneficial to the Claimholder, carries substantial commercial and other value, and the Claimholder has concluded that entry into this Agreement is in its best interests; and

WHEREAS, the Funder agrees to provide financial assistance to the Claimholder to facilitate the prosecution and recovery of the Subject Claim, in exchange for a certain portion of any Proceeds (defined below) subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms; References.

1.1 In this Agreement, unless the context otherwise requires, terms have the meanings in Schedule 1.

1.2 References to the Parties include their assignees, transferees and successors-in-title.

1.3 Headings in this Agreement are for information only and do not form part of the operative provisions of this Agreement.

1.4 References to Recitals, Clauses and Schedules are to recitals to, clauses of, and schedules to this Agreement. References to this Agreement shall, unless otherwise expressly stated, include references to the Recitals and the Schedules of this Agreement.

1.5 Except where the context otherwise requires: (i) words denoting the singular include the plural and vice versa; (ii) words denoting any gender include all genders; (iii) “include” and “including” mean “including without limitation”; and (iv) “or” is inclusive, not exclusive, so “X or Y” means “X or Y or both” and “A, B, or C” means one or more of A, B and C.

1.6 References in this Agreement to any agreement, deed or document shall be deemed to include references to such agreement, deed or document as varied, amended, modified, novated, supplemented or replaced by any other documents, deeds, instruments or agreements from time to time whether as part of an insolvency or bankruptcy proceedings or otherwise.

2. The Subject Claim. The Claimholder holds all rights, title and interest in and to the claim by the Claimholder against the United Mexican States under Chapter Eleven of the North American Free Trade Agreement (“NAFTA”) for violations of the Claimholder’s rights under NAFTA related to the development of an undersea phosphate deposit off the coast of Baja Sur, Mexico (the “Project”), Odyssey Marine Exploration, Inc. on its own behalf and on behalf of Exploraciones Oceánicas S. de R.L. de C.V. and United Mexican States (the “Subject Claim”).

3. Right to Proceeds in the Subject Claim. Subject to the terms and conditions of this Agreement, the Claimholder desires to obtain certain funds to facilitate its pursuit of the Subject Claim, and the Funder agrees to make certain Claims Payments (defined below) to fund the pursuit of the Subject Claim in exchange for a certain portion of the Proceeds (defined below) from the Subject Claim pursuant to Section 7 of this Agreement.

4. Non-Recourse. In the event that no Proceeds are ever paid to or received by the Claimholder or its Representatives, the Funder shall have no right of recourse or right of action against the Claimholder or its Representatives, or any of their respective property, assets, or undertaking, except as provided in Sections 7.1 and 12.4(a)(i) of this Agreement. If (i) Proceeds are paid to or received by the Claimholder or its Representatives; (ii) such Proceeds are promptly applied and/or distributed by the Claimholder or on behalf of the Claimholder in accordance with the terms of this Agreement; and (iii) the amount received by the Funder as a result thereof is not sufficient to pay all of the Recovery Percentage (see Section 7.3 below), and all of the amounts due to the Funder under this Agreement, then (provided that all of the Proceeds which the Funder will ever be entitled to have been paid to or received by the Funder), the Funder shall have no right of recourse or action against the Claimholder or its Representatives, or any of their property, assets, or undertakings, except as provided in Sections 7.1 and 12.4(a)(i).

The Parties acknowledge and agree that this Agreement does not in any way constitute the purchase or sale of the Subject Claim, but rather constitutes a purchase and sale of a portion of the Proceeds (if any) arising from the Subject Claim as set forth in this Agreement.

5. Payments to the Claimholder.

5.1 Claims Payments. Subject to the provisions of this Agreement, in exchange for its interest in Proceeds resulting from the Subject Claim pursuant to Section 7 of this Agreement, the Funder agrees to pay for the purpose of funding Fees and Expenses (defined below) regarding the Subject Claim (the “Claims Payments”) incrementally and at the Funder’s sole discretion in accordance with the Costs Plan as may be approved by the Funder from time to time.

5.2 Funding Phases. The Funder shall make Claims Payments in multiple disbursements in an aggregate amount not to exceed Six Million, Five Hundred Thousand United States Dollars (US $6,500,000) (the “Maximum Investment Amount”). The Maximum Investment Amount will be made available to the Claimholder in two (2) phases, as set forth below:

(a) A first phase, in which the Funder shall make Claims Payments in an aggregate amount no greater than US $1,500,000 for the payment of antecedent and ongoing costs (“Phase I Investment Amount”), and

(b) A second phase, in which the Funder shall make Claims Payments in an aggregate amount no greater than US $5,000,000 for the purposes of pursuing the Subject Claim to a final award (“Phase II Investment Amount”).

(c) Upon exhaustion of the Phase I Investment Amount, the Claimholder shall have the option to request Tranche A of the Phase II Investment Amount, consisting of funding up to $3.5 million (“Tranche A Committed Amount”). Upon exhaustion of the Tranche A Committed Amount, the Claimholder shall have the option to request Tranche B of the Phase II Investment Amount, consisting of funding of up to $1.5 million (“Tranche B Committed Amount”).

(d) The Claimholder must exercise its option to receive the Tranche A Committed Amount in writing, no less than thirty (30) days before submitting a Funding Request to the Funder under Tranche A. The Claimholder must exercise its option to receive the Tranche B Committed Amount in writing within forty-five (45) days after the exhaustion of the Tranche A Committed Amount. The Claimholder’s exercise of either option must be accompanied by a Costs Plan for the funding tranche requested.

5.3 Exclusive Funding Source. Except as set forth in Section 5.7, Section 12.4(b) and any other arrangements expressly agreed in writing from time to time between the Funder and the Claimholder, the Claimholder agrees that, upon exercising the Claimholder’s option to receive funds under Phase I, Tranche A of Phase II, or Tranche B of Phase II, the Funder shall be the sole source of third-party funding for the Fees and Expenses of the Subject Claim under each respective Phase and Tranche covered by the option exercised, and the Claimholder shall obtain funding for the Fees and Expenses of the Subject Claim only as set forth in this Section 5.

5.4 Funding Request. Subject to the terms of this Agreement, if the Claimholder requires funds to pay for the Fees and Expenses related to the Subject Claim, the Claimholder Representative (defined below) shall submit a request by delivery of a written notice that includes: (i) a description of the Fees and Expenses that require immediate funding; (ii) the amount of the proposed Claims Payment; (iii) the number and location of the account to which the funds are to be disbursed; (iv) the payment date; and (v) an estimate of Fees and Expenses projected for the next three (3) months (a “Funding Request”). The Funding Request must be received by the Funder at least fifteen (15) Business Days prior to the requested payment date. On the payment date specified in the Funding Request, the Funder shall wire transfer to such account an amount in immediately available funds equal to the amount of the Funding Request. The Parties will endeavor to ensure that Funding Requests are consistent with the associated Costs Plan submitted to the Funder by the Claimholder for the Subject Claim in accordance with Section 11.1 below, which shall be updated from time to time as the circumstances warrant.

5.5 No Liability for Other Expenses. Except for the payment of the Fees and Expenses as duly submitted in Funding Requests in an aggregate amount not to exceed the Maximum Investment Amount if the Claimholder exercises its options for the Tranche A Committed Amount and Tranche B Committed Amount, the Funder shall have no obligation to fund any fees, expenses or other sums in relation to the Subject Claim, and all such other fees, expenses or other sums shall be the sole responsibility of the Claimholder.

5.6 No Commitment for Additional Financing. The Claimholder acknowledges and agrees that the Funder has not made any representation, undertaking, commitment or agreement to provide or assist the Claimholder in obtaining any financing, investment or other assistance, other than as set forth in this Agreement. In addition, the Claimholder acknowledges and agrees that an obligation, commitment or agreement to provide or assist the Claimholder in obtaining any financing or investment other than by way of this Agreement may only be created by a separate written agreement, signed by the Parties, setting forth the terms and conditions of such additional financing or investment and stating that the Parties intend for such writing to be a binding obligation or agreement.

5.7 Follow-On Funding. Upon the Funder making Claims Payments to the Claimholder or its designees in an aggregate amount equal to the Maximum Investment Amount, the Funder shall have the option to continue funding the Fees and Expenses in relation to the Subject Claim on the same terms and conditions provided in this Agreement. Funder must exercise its option to continue funding in writing, within thirty (30) days after the Funder has made Claims Payments in an aggregate amount equal to the Maximum Investment Amount. If the Funder exercises its option to continue funding, the Parties shall attempt in good faith to amend this Agreement to provide the Funder with the right to provide at the Funder’s discretion funding in excess of the Maximum Investment Amount, in an amount up to the greatest amount that may then be reasonably expected to be committed for investment in Subject Claim. If the Funder declines to exercise its option, the Claimholder may negotiate and enter into agreements with one or more third parties (“Additional Funders”) to provide funding, which shall be subordinate to the Funder’s rights under this Agreement.

5.8 Closing Fees. The Funder will retain a closing fee of $80,000.00 for the Phase I Investment Amount, and $80,000.00 for the Phase II Investment Amount to pay third parties in connection with due diligence and other administrative and transaction costs incurred by the Funder prior to and in furtherance of execution of this Agreement, which amount shall be included in the Maximum Investment Amount for each respective Phase.

6. Management of Subject Claim; Fees and Expenses.

6.1 Funder’s Passive Role. The Funder is not, and does not by virtue of entering into this Agreement become, a party to the Subject Claim nor does the Funder have any rights as to the direction, control, settlement or other conduct of the Subject Claim. The Funder does not have any rights as to the direction, control or conduct of the Nominated Lawyer, other than to receive advance written notice of the Claimholder’s selection of the Nominated Lawyer as set forth in Schedule 2.

6.2 Common Purpose. The Parties acknowledge and mutually represent to each other that it is their common purpose in concluding this Agreement to enable the Claimholder to pursue the Subject Claim. The Parties further agree that this common purpose and all steps and actions required to achieve this common purpose, including any and all steps and actions required in accordance with the Claimholder’s obligation to cooperate with the Funder as set forth herein, are of the essence of this Agreement.

6.3 Monetary Settlement of Subject Claim. The Parties acknowledge that their common interest is served by settling the Subject Claim for a commercially reasonable amount. The Claimholder may at any time without the consent of the Funder either settle or refuse to settle the Subject Claim for any amount; provided, however, that if the Claimholder settles the Subject Claim without the Funder’s consent, which consent shall not be unreasonably withheld, conditioned, or delayed, the value of the Recovery Percentage in Section 7.4 will be deemed to be the greater of (a) the Recovery Percentage calculated based on the settlement amount (under Phase I or Phase II, as applicable), or (b) the total amount of all Claims Payments made in connection with such Subject Claim multiplied by three (3).

7. Receipt and Distribution of Proceeds.

7.1 Receipt of Proceeds; Claims Escrow Account.

(a) If, at any time, a Proceeds Recipient receives any Proceeds resulting from a Subject Claim (“Claimholder Proceeds”), the Claimholder shall: (i) give immediate notice by email to the Funder of such receipt of Claimholder Proceeds, and all other material details related thereto; and (ii) deposit, or cause the Proceeds Recipient to deposit, the entire amount of the Claimholder Proceeds into the Escrow Account. The Claimholder shall ensure, and cause its Representatives to ensure, that all Claimholder Proceeds received by a Proceeds Recipient are as soon as practicable, but in any event within two (2) Business Days, deposited into the Escrow Account and not into any other account.

(b) During the period of time between receipt of any Claimholder Proceeds and the deposit of the Claimholder Proceeds into the Escrow Account, the Proceeds Recipient will hold such Claimholder Proceeds in trust (or the local law equivalent where such Claimholder Proceeds are received) for the Parties.

(c) If, at any time after the Effective Date the Claimholder ceases the Subject Claim for any reason other than (i) a full and final arbitral award against the Claimholder or (ii) a full and final monetary settlement of the claims, including in particular, for a grant of an environmental permit to the Claimholder allowing it to proceed with the Project (with or without a monetary component), all Claims Payments under Phase I and, if Claimholder has exercised the corresponding option, the Tranche A Committed Amount and Tranche B Committed Amount, shall immediately convert to a senior secured liability of the Claimholder. This sum shall incur an annualized Internal Rate of Return (“IRR”) of fifty-percent (50%) retroactive to the date each Funding Request was paid by the Funder (under Phase I), or, to the conversion date for the Tranche A Committed Amount and Tranche B Committed Amount of Phase II if the Claimholder has exercised the respective option (collectively, the “Conversion Amount”). Such Conversion Amount and any and all accrued IRR shall be payable in-full by the Claimholder within twenty-four (24) months of the date of such conversion, after which time any outstanding Conversion Amounts, shall accrue an annualized IRR of One Hundred percent (100%), retroactive to the conversion date (the “Penalty Interest Amount”). The Claimholder will execute such documents and take other actions as necessary to grant the Funder a senior security interest on and over all sums due and owing by the Claimholder in order to secure its obligation to pay the Conversion Amount to the Funder.

(d) If, at any time after exercising its option to receive funds under either Tranche A or Tranche B of Phase II, the Claimholder wishes to fund the Subject Claim with its own capital (“Self-Funding”) (which excludes any Claims Payments made, either directly or indirectly, by any other third party), the Claimholder shall immediately pay to the Funder the Conversion Amount provided that this Section 7.1(d) shall not apply if after the Funder has made Claims Payments in an aggregate amount equal to the Maximum Investment Amount, the Funder does not exercise its option to provide Follow-On Funding.

(e) In the event of any Receipt of Proceeds, the Funder shall be entitled to any additional sums above the Conversion Amount to which the Funder is entitled under Section 7.4 of this Agreement. Should the Claimholder cease the Subject Claim as described in Section 7.1(c) after Self-Funding the Claim, accrued IRR and Penalty Interest shall be calculated and paid to the Funder in accordance with Section 7.1(c). The Funder’s rights to the Recovery Percentage (under Section 7.4) shall survive any decision by Claimholder to utilize Self-Funding.

7.2 Limited Direction of the Nominated Lawyer by the Funder. Notwithstanding any other provision of this Agreement, the Claimholder hereby specifically authorizes and permits the Funder to direct the Nominated Lawyer to instruct, on the Claimholder’s behalf, any party related in any way to the Claimholder Proceeds that any such Claimholder Proceeds be paid to the Escrow Account; provided, however, that the Funder, prior to so directing the Nominated Lawyer, gives notice to the Claimholder of its intention to do so and affords the Claimholder reasonable opportunity to discuss the advisability of doing so.

7.3 Power of Attorney. The Claimholder irrevocably directs the Nominated Lawyer to take all steps necessary to ensure that any and all Claimholder Proceeds are paid or delivered into the Escrow Account. The Claimholder herein grants to the Nominated Lawyer a full and irrevocable power of attorney (or local law equivalent where any Proceeds are received) to collect and cause any and all Claimholder Proceeds to be paid into the Escrow Account. The Parties acknowledge and agree that such power of attorney (or local law equivalent where any Proceeds are received) is of the essence of this Agreement and is a condition thereof and that any material variation or termination of such power of attorney by the Claimholder will entitle the Funder to terminate this Agreement.

7.4 Distribution of Claimholder Proceeds. On each Distribution Date, the Claimholder and Funder shall jointly direct the Nominated Lawyer to make from the Escrow Account distributions of the Claimholder Proceeds in accordance with subparagraph (a) or (b) below (the “Recovery Percentage”), as applicable:

(a) Phase I Compensation. In exchange for the Phase I Investment Amount, the Funder shall receive from the first Proceeds:

(i) First, 100% to the Funder, until the cumulative amount distributed to the Funder equals the total Claims Payments paid by the Funder under Phase I;

(ii) Second, 100% to the Funder until the cumulative amount distributed to the Funder equals an Internal Rate of Return of 20% of Claims Payments paid by the Funder under Phase I (“Phase I Compensation”), per annum;

(iii) Thereafter, 100% to the Claimholder.

(b) Phase II Compensation. In the event the Claimholder exercises its options to receive Tranche A or both Tranche A and Tranche B of the Phase II Investment Amount, the Funder shall receive from the first Proceeds:

(i) First, 100% to the Funder until the cumulative amount distributed to the Funder equals the total Claims Payments paid by the Funder under Phases I and II;

(ii) Second, 100% to the Funder until the cumulative amount distributed to the Funder equals an additional 300% of Phase I Investment Amount; plus an additional 300% of the Tranche A Committed Amount (i.e. 300% of $3.5 million), less any amounts remaining of the Tranche A Committed Amount that the Funder did not pay as Claims Payments; plus an additional 300% of the Tranche B Committed Amount (i.e. 300% of $1.5 million), if the Claimholder exercises the Tranche B funding option, less any amounts remaining of the Tranche B Committed Amount that the Funder did not pay as Claims Payments;

(iii) Third, for each $10,000 in Fees and Expenses paid by the Funder under Phase I and Phase II and any amounts over each $10,000 of the Tranche A Committed Amount and the Tranche B Committed Amount (if the Claimholder exercises the Tranche B funding option), One One-Hundredth of One Percent (.01%) of the total Proceeds from any recoveries after repayment of (i) and (ii) above, to the Funder;

(iv) Thereafter, 100% to the Claimholder.

7.5 Reasonableness of Recovery Percentage. The Claimholder acknowledges and agrees that the Recovery Percentage and the amounts due to the Funder hereunder are commercially reasonable in nature and amount. The Claimholder’s obligations and the Funder’s rights under Section 7.4 shall survive the termination of this Agreement.

7.6 Payments by Wire. On the Distribution Date, the Claimholder and Funder shall cause the Nominated Lawyer to pay any sum due to the Funder or Claimholder, as applicable, by wire transfer from the Escrow Account to the bank account specified in writing by the Funder or Claimholder, as applicable.

7.7 No Withholding. All payments to be made hereunder by the Claimholder shall be made without set-off or counterclaim and free and clear of, and without deduction for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings or restrictions or conditions of any nature whatsoever now or hereafter imposed, levied, collected, withheld or assessed against the Claimholder. If any of the foregoing Taxes or charges are imposed and required to be withheld by law from any such payment (subject to the requirement to obtain a Tax Opinion pursuant to Section 15.1), the Claimholder shall notify the Funder of the imposition of withholding Taxes or charges and, in addition to paying the full amounts due hereunder (in compliance with Section 15.3), pay such Taxes and charges to the appropriate taxing authority for the account of the Funder and, as promptly as possible thereafter, send the Funder an original receipt (or a copy thereof that has been stamped by the appropriate taxing authority to certify payment) showing payment thereof, together with such additional documentary evidence as the Funder may from time to time reasonably require. If the Claimholder fails to perform its obligations under the preceding sentence, the Claimholder shall indemnify the Funder for any such Taxes and charges that are paid by the Funder plus all incremental Taxes and charges, interest or penalties that may become payable as a consequence of such payment failure.

7.8 Currency. All payments to the Funder hereunder shall be made in United States Dollars, regardless of any law, rule, regulation or statute, whether now or hereafter in existence or in effect in any jurisdiction, which affects or purports to affect such obligations. If the Proceeds Recipient receives Proceeds in another currency, then calculation of the United States Dollars to be paid to the Funder shall be made using the spot rate of exchange quoted by a financial institution selected by the Funder and having recognized foreign exchange capabilities on the date on which the Proceeds Recipient receives Proceeds.

7.9 Late Payments. Other than as set forth in Section 7.1(c) or Section 12, payments or distributions to the Funder pursuant to this Section 7 not made when due shall bear interest at a rate of 2.5% per month, compounded daily, or the maximum rate permitted by law, whichever is lower, until received by the Funder.

8. Secured Transaction.

8.1 Security. The Claimholder hereby recognizes the Funder’s priority right, title, and interest in any Proceeds, including against any available Collateral to secure its obligations under this Agreement, which security interest shall be first in priority as against all other security interests in the Proceeds. The Claimholder acknowledges and agrees to execute and authorize the filing of a financing statement or similar and to take such other actions in such jurisdictions as the Funder, in its sole discretion, deems necessary and appropriate to perfect such security interest.

8.2 Further Assurances. The Claimholder shall take all steps, and provide such assistance as the Funder may reasonably request, for the purpose of perfecting the Funder’s first priority charge in the Collateral, including the entering into agreements and the making of any filings or notifications necessary or desirable in connection therewith.

8.3 Obligations Unaffected by Insolvency. All obligations of the Claimholder under this Agreement, including this Agreement and any documents provided by way of security, are intended to survive the insolvency or liquidation of the Claimholder, including any Insolvency Proceeding.

9. Representations and Warranties of the Funder. The Funder hereby represents and warrants to the Claimholder that as of the Effective Date:

9.1 the Funder has the full power and authority to enter into this Agreement, the execution, delivery and performance of this Agreement has been authorized by all requisite corporate or equivalent action, and this Agreement is the legal, valid and binding obligation of the Funder; and

9.2 the Funder’s execution, delivery and performance of this Agreement does not and will not conflict with or result in a violation of the Funder’s governing documents or any statute, law, order, rule or regulation of any relevant Governmental Authority applicable to the Funder.

10. Representations and Warranties of the Claimholder. The Claimholder hereby represents and warrants to the Funder that as of the Effective Date:

10.1 the Claimholder has full power and authority to enter into this Agreement, the execution, delivery and performance of this Agreement has been authorized by all requisite action on behalf of Claimholder, and this Agreement is the legal, valid and binding obligation of the Claimholder;

10.2 the Claimholder’s execution, delivery and performance of this Agreement does not and will not conflict with or result in a violation of the Claimholder’s governing documents, any statute, law, order, rule or regulation of any relevant Governmental Authority applicable to the Claimholder, or any agreement to which the Claimholder is a party or by which it is bound or to which any of the Claimholder’s assets are subject;

10.3 no registration with, or additional consent or approval of, or any other action by any Governmental Authority or other Person is required in connection with the execution, delivery and performance of any of this Agreement by the Claimholder;

10.4 the Claimholder has received independent legal advice on the terms and effect of this Agreement;

10.5 the Claimholder is the sole legal and beneficial owner of, and has good title to, the Subject Claim free and clear of any Encumbrances;

10.6 neither the Claimholder nor, to the knowledge of the Claimholder’s officers and directors, any of its Representatives has made or entered into any prior assignment, trust arrangement, security, sale, transfer or sub-participation or local law equivalent of its right, title or interest in the Subject Claim;

10.7 neither the Claimholder nor, to the knowledge of the Claimholder’s officers and directors, any of its Representatives has taken any steps or executed any documents which would materially or adversely affect the Subject Claim;

10.8 neither the Claimholder nor, to the knowledge of the Claimholder’s officers and directors, any of its Representatives has engaged in any acts or conduct or made any material omissions, agreements or arrangements, that would result in the Funder receiving proportionately less payments or less favorable treatment in respect of the Subject Claim than the Claimholder pursuing or enforcing such Subject Claim;

10.9 neither the Claimholder nor, to the knowledge of the Claimholder’s officers and directors, any of its Representatives has set-off or agreed to set-off any amounts against the Subject Claim or the Proceeds and no rights of set-off or similar rights against the Claimholder exist which will permit any set-off of or counterclaim against the Subject Claim;

10.10 neither the Claimholder nor, to the knowledge of the Claimholder’s officers and directors, any of its Representatives has received any written notice or is otherwise aware that the Subject Claim or any portion thereof are subject to any Subject Claim Impairment or are otherwise invalid or void;

10.11 the Claimholder has disclosed or caused to be disclosed to the Funder all material documentation and other information in its possession or control relevant to the Subject Claim, in its true, complete and correct form, and there is no information in the knowledge, possession or control of the Claimholder or its Legal Representatives that is or is reasonably likely to be material to the Funder’s assessment of the Subject Claim that has not been disclosed to the Funder and the Claimholder believes (and does not have, and has not been informed by any of its Legal Representatives of, any belief to the contrary) that the Subject Claim is meritorious and likely to prevail;

10.12 no proceedings of or before any Governmental Authority have been commenced by or against or, to the best of the Claimholder’s knowledge, are threatened against the Claimholder, which are reasonably likely to materially adversely affect the Subject Claim;

10.13 except for this Agreement, there are no agreements (whether in writing or oral) between the Claimholder and another Person to grant a contingent interest in, or to grant a right to payment determined by reference to, the Subject Claim or the Proceeds thereof in favor of any Person;

10.14 the Claimholder has the full power and authority to bring the Subject Claim and to instruct the Nominated Lawyer;

10.15 the Claimholder has not failed to disclose to the Funder any fact or facts of which it (or its Representatives) is aware that would, if the Funder had been so advised, be reasonably expected, individually or in the aggregate, to have led the Funder not to enter into this Agreement;

10.16 the Subject Claim is not barred by the statute of limitations of any applicable jurisdiction; and

10.17 The foregoing representations and warranties are continuing and the Claimholder shall promptly notify the Funder should any of them cease to be true, accurate or complete.

11. Covenants and Obligations.

11.1 Costs Plans. Within thirty (30) calendar days of the Effective Date, the Claimholder shall develop and deliver to the Funder a budget for the estimated costs for the Subject Claim, which is acceptable to the Funder in its sole discretion (each, a “Costs Plan”), it being understood that (i) any Costs Plan may be amended from time to time with the prior written consent of the Funder, and (ii) any Claims Payments made hereunder will be conditioned on such Claims Payments being in compliance with the Costs Plan. The Claimholder shall keep the funder informed as to any changes in the costs budgeted in the Costs Plan and the Funder must approve any expenditure that deviates materially from the Costs Plan. The Parties will jointly review Costs Plans on a quarterly basis.

11.2 Claimholder Representative. The Claimholder hereby designates one of its employees or agents as set forth on Schedule 3 attached hereto to serve as its primary contact with respect to this Agreement and to act as its authorized representative with respect to matters pertaining to this Agreement (the “Claimholder Representative”), with such designation to remain in force unless and until a successor is appointed, in the Claimholder’s reasonable discretion, and the Claimholder notifies the Funder of such change in writing in accordance with Section 23.5. The Claimholder Representative shall be responsible for all notices and reporting obligations under this Agreement.

11.3 Duty to Cooperate. The Claimholder shall pursue the Subject Claim zealously and in a commercially reasonable manner. The Claimholder shall irrevocably instruct the Nominated Lawyer to keep the Funder fully and continually informed of all material developments (including the matters set out below) and to provide the Funder with copies of all Documents material to the Subject Claim. The Claimholder and the Funder agree that the Nominated Lawyer may not disclose information or documents that the Nominated Lawyer reasonably believes could or would jeopardize any privilege, including the attorney-client privilege, of the Claimholder. Additionally, the Claimholder shall, as requested by the Nominated Lawyer:

(a) cooperate with the Nominated Lawyer and his or her designees and the Funder in all material matters pertaining to the Subject Claim and devote sufficient time and attention as is reasonably necessary to conclude the Subject Claim;

(b) provide to the Nominated Lawyer and his or her designees all material Documentation and Confidential Information and comply with this Agreement; consult with the Nominated Lawyer and his or her designees as they reasonably require for purposes of pursuing the Subject Claim and appear at any proceeding or hearings (including hearings located abroad) reasonably required in connection with the Subject Claim;

(c) cause all Persons related to the Subject Claim, including the Claimholder’s Legal Representatives, to (i) submit to examination by the Nominated Lawyer and his or her designees for the preparation of statements, to subscribe to the same under oath if required, (ii) consult with the Nominated Lawyer and his or her designees as they reasonably require for purposes of pursuing the Subject Claim, and (iii) appear at any hearings (including hearings located abroad) reasonably required in connection with such statements or the Subject Claim generally;

(d) lend its name to all required actions and steps in relation to the Subject Claim, and shall execute all papers and render assistance to the Nominated Lawyer and his or her designees so as to secure to the Funder the benefits, rights and causes of action provided for herein. The Claimholder shall: (i) do nothing that is reasonably likely to prejudice such benefits, rights or causes of action, and (ii) engage in no conduct or commercial arrangements that are reasonably likely to have a material adverse impact in any way on the Subject Claim or the value of the Proceeds; and

(e) authorize and instruct the Nominated Lawyer and his or her designees to respond fully and promptly to any reasonable request by the Funder or its Representatives for information regarding the Subject Claim.

The Parties acknowledge and agree that the Claimholder’s obligation to cooperate as set out in this Section 11.3 is of the essence of this Agreement and is a condition thereof and a continuing obligation and that any uncured material breach thereof that has a material adverse impact on the value of the Subject Claim or the Proceeds shall entitle the Funder to terminate this Agreement pursuant to Section 12.2.

11.4 Additional Covenants.

(a) Except for a Limited Encumbrance, the Claimholder may not dispose of, transfer, assign or cause or permit the imposition of any Encumbrance on any of its right, title or interest in or relating to the Subject Claim, the Proceeds, or its beneficial interest in the foregoing in whole or in part, including the right to control litigation of the Subject Claims. Before executing a Limited Encumbrance, the Funder shall be provided (i) notice of the Claimholder’s intent to pursue the Limited Encumbrance; and (ii) the option to provide the Claimholder with financing to be obtained through the Limited Encumbrance on the same or similar terms, which option must be exercised within forty-five (45) days of its receipt. Limited Encumbrances shall not be used for purposes of Self-Funding.

(b) The Claimholder shall meet the Reporting Requirement at all times until this Agreement expires or is otherwise terminated and shall keep the Funder fully and promptly apprised of any material developments in relation to Subject Claim. The Claimholder shall respond fully and promptly to any request by the Funder for non-privileged information regarding Subject Claim.

(c) The Claimholder agrees and undertakes that neither it nor any of its Representatives (i) will institute any action, suit, or arbitration separate from the Subject Claim arising from the same facts, circumstances or law giving rise to the Subject Claim without the Funder’s knowledge and consent; (ii) will take any step reasonably likely to have a materially adverse impact on the Subject Claim or the Funder’s share of any Proceeds; or (iii) will take any step that would give any Person or entity an interest in the Subject Claim or potential Proceeds except as otherwise permitted by this Agreement.

(d) The Claimholder covenants to cooperate in the prosecution of the Subject Claim. Specifically, the Claimholder will promptly and fully assist its Legal Representatives as reasonably necessary to conduct and conclude the Subject Claim.

(e) The Claimholder shall not negotiate for or accept any other third party investment, financing or funding of any type (including debt, equity or otherwise), from whatever source, and whether or not in cash, in connection with the Subject Claim without the prior written consent of the Funder, except after following the procedures of Section 5.7 and Section 11.4(a), as applicable.

(f) The Claimholder shall immediately disclose to the Funder any material information related to any actual or potential conflicts of interests arising out of the Claimholder’s interests in Subject Claim and any material information known to the Claimholder related to any actual or potential conflicts of interests arising out of any interests in Subject Claim.

(g) The Claimholder shall use reasonable care to manage all Fees and Expenses and review all invoices relating thereto to ensure that they are reasonable.

(h) The Claimholder shall ensure that no Proceeds will be released except in accordance with this Agreement.

11.5 Cooperation on Insurance Matters. The Parties shall cooperate with each other to obtain adverse costs, political risk or similar insurance, if deemed necessary and desirable in the reasonable discretion of the Funder.

12. Term and Termination.

12.1 Term. This Agreement expires on the (i) date upon which all amounts owing by the Claimholder to the Funder pursuant to this Agreement have been satisfied and paid in full to the Funder, or (ii) the date upon which either Party terminates the Agreement;

12.2 Termination by the Funder. The Funder may terminate this Agreement by providing ten (10) calendar days written notice to the Claimholder after the occurrence of any of the following events. The notice shall reasonably describe the alleged breach which is the basis of such termination and clearly state the Funder’s intent to terminate this Agreement if the alleged breach is not cured within ten (10) calendar days of the Claimholder’s receipt of the notice.

(a) Any representation or warranty given by the Claimholder was untrue in any material respect as of the Effective Date of this Agreement;

(b) Any breach by the Claimholder of a material provision of this Agreement that has a material adverse effect on the value of the Subject Claim or the Proceeds;

(c) An event, circumstance or condition has occurred or been discovered after the Effective Date of the Agreement which would reasonably be expected to render it unlikely that the Claimholder Proceeds will be sufficient to pay the amounts corresponding to Sections 7.4(a) and Section 7.4(b) of this Agreement, as applicable, including the occurrence of any event or development with respect to the Subject Claim that has resulted or could reasonably be expected to result in the dismissal, discontinuation or denial of any material portion of the Subject Claim; or

(d) Claimholder becomes insolvent or is subject to Insolvency Proceedings.

12.3 Termination by the Claimholder. The Claimholder may terminate this Agreement by providing ten (10) calendar days written notice to the Funder after the occurrence of any of the following events. The notice shall reasonably describe the alleged breach which is the basis of such termination and clearly state the Claimholder’s intent to terminate this Agreement if the alleged breach is not cured within ten (10) calendar days of the Funder’s receipt of the notice.

(a) The Funder declines a Funding Request that has been duly submitted in accordance with the Agreement;

(b) Any breach by the Funder of a material provision of this Agreement that has a material adverse effect on the value of the Subject Claim or the Proceeds; or

(c) An Insolvency Proceeding has been commenced by or against the Funder.

12.4 Effect of Termination.

(a) Upon termination of this Agreement by the Funder pursuant to Section 12.2:

(i) if such termination is due to a breach of the duty to cooperate under Section 11.3 or Section 14.4, then within ten (10) days of such termination notice, the Claimholder (or its successor, as provided in Section 23.1) shall pay the Funder an amount (such amount, the “Damage Amount”) equal to the greater of: (i) the Conversion Amount (see Section 7.1(c) above); or (ii) the aggregate amount of all Claims Payments multiplied by three (3). The Funder’s right to payment of the Damage Amount exists regardless of whether any Claims Proceeds have been received. If the Claimholder fails to pay the Damage Amount, the unpaid portion of the Damage Amount shall bear interest at a rate of fifteen percent (15%) per annum, accruing daily and compounded annually on December 31st of each calendar year, until paid; and

(ii) if such termination is due to any other reason, the Claimholder shall pay the Funder from the Proceeds of any Subject Claim to this Agreement an amount equal to one hundred percent (100%) of the Claims Payments made as of the date of such termination plus ten percent (10%) interest, accruing daily and compounded annually on December 31st of each calendar year, until paid; and the payment obligations of the Claimholder under Section 7 shall not apply.

(b) In the event the Claimholder terminates this Agreement pursuant to Section 12.3, the Claimholder shall pay the Funder from the Proceeds of any Subject Claim an amount equal to the total amount of all Claims Payments made through the date of termination plus an annualized IRR of 15%, on all Claims Payments made through the date of termination (the “Claimholder Termination Amount”). The Claimholder may also negotiate and enter into agreements with one or more third parties (“Additional Funders”) to provide funding to pursue and enforce the Subject Claim.

(c) Following termination of this Agreement, the Funder shall be entitled, in order to protect its own interest in relation to this Agreement, to keep copies of the Documentation, including Confidential Information provided to it by the Nominated Lawyer.

(d) Termination of this Agreement shall be without prejudice to the right of the Funder to any Proceeds or other payments under this Agreement (including pursuant to Section 7) or to claim damages in relation to this Agreement, except as otherwise specifically provided for in this Agreement.

13. Mutual Covenants Regarding Confidential Information.

13.1 Exclusive Ownership of Information by Disclosing Party. The Recipient agrees and acknowledges that all Confidential Information provided to it is and shall remain at all times the exclusive property of and owned by the Disclosing Party or its Representatives, as the case may be, and that the Recipient’s use or awareness of such Confidential Information shall create no rights, at law or in equity, in the Recipient in or to such information, or any aspect or embodiment thereof. Neither the execution of this Agreement, nor the furnishing of any Confidential Information hereunder, shall be construed as granting, whether expressly or by implication, estoppel or otherwise, any license to distribute or title to any patent, trademark, copyright, service mark, business and trade secret or other proprietary right to such Confidential Information, or to use such Confidential Information for any purpose other than as specified in this Agreement or to constitute a waiver of any attorney-client privilege or work product protection.

13.2 Non-Disclosure of Confidential Information and Common Interest Material. The Recipient shall not for any reason, during the term of this Agreement and for a period of five (5) years following expiration or termination of this Agreement, disclose, use, reveal, report, publish, transfer or make available, directly or indirectly, to any Person other than its Representatives who are authorized pursuant to this Agreement, any Confidential Information or Common Interest Material provided to it except in connection with the performance of its obligations under this Agreement.

13.3 Confidentiality Procedures. The Recipient shall ensure that the Confidential Information it receives is not divulged or disclosed to any Person except its Representatives who have a “need to know” such information. The Recipient shall ensure its Representatives’ compliance with the provisions of this Agreement and shall be solely responsible for any failure by it or its Representatives to so comply.

13.4 Judicial and Official Disclosure Requests. If the Recipient is requested in any judicial or administrative proceeding or by any Governmental Authority to disclose any Confidential Information, then the Recipient shall (so far as practicable and lawful) promptly provide the Disclosing Party with written notice of such request prior to disclosing such Confidential Information, so that the Disclosing Party may seek an appropriate protective order. The Recipient shall cooperate with the Disclosing Party in seeking such a protective order. If, in the absence of a protective order, the Recipient determines it is obliged to disclose such Confidential Information, the Recipient may, without liability hereunder, furnish only that portion of such Confidential Information that the Recipient has determined it is obliged to furnish and shall exercise reasonable efforts to obtain assurance from the applicable court, administrative agency, Governmental Authority or other Person to whom disclosure is being made that confidential treatment will be accorded such Confidential Information to the maximum extent contemplated by this Agreement.

13.5 Non-Circumvention. The Recipient agrees that it shall not directly or indirectly interfere with, circumvent, or attempt to circumvent, avoid, by-pass or obviate the interest of the Disclosing Party in the businesses or relationships referred to in the disclosures contemplated hereby that constitute Confidential Information of the Disclosing Party. Recipient shall be responsible for any losses incurred as a result of a breach of this Section 13.5.

14. Information and Privilege.

14.1 The Claimholder shall instruct the Nominated Lawyer (and shall direct any future attorneys representing it) to, among other things, provide to the Funder copies of any and all material Documentation together with all material Confidential Information, that the Nominated Lawyer may receive at any time while engaged by the Claimholder, as applicable, from the Claimholder, or from any other third party in relation to the Subject Claim. The Claimholder shall instruct the Nominated Lawyer (and shall direct any future attorneys representing it) in connection with Subject Claim and shall instruct the Claimholder Representative in connection with Subject Claim to, among other things:

(a) notify the Funder of any material verdict, award, settlement, discontinuance or ending with respect to the Subject Claim;

(b) respond to reasonable requests for material information from the Funder; and

(c) call the Funder prior to any delivery or payment to the Funder to verify the amount due to the Funder under this Agreement.

14.2 The Parties agree that they have a “common legal interest” in the Subject Claim, this Agreement, and any discussion, evaluation and negotiation and other communications and exchanges of information relating thereto.

14.3 Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that any Common Interest Material shall at all times remain subject to all applicable privileges and protections from disclosure, including the attorney-client privilege or any similar privilege in any jurisdiction including, for the avoidance of doubt, legal professional privilege or litigation privilege, common interest privilege, work-product immunity doctrine, and any applicable rules of professional secrecy in any jurisdiction, it being the express intent of the Parties and their Representatives to preserve intact to the fullest extent applicable, and not to waive, by virtue of this Agreement, any action contemplated under this Agreement, or otherwise, in whole or in part, any and all privileges and immunities to which Common Interest Material, or any part of it, are, may be subject or may become subject in the future. It is the good faith belief of the Disclosing Party that common interest privilege attaches to the Common Interest Material. No disclosure of the Common Interest Material would occur without the protection of that privilege.

14.4 The Parties further acknowledge and agree that the Claimholder’s undertakings set out in this Section 14 are continuing and are part of its duty to cooperate with the Funder and are of the essence of the Agreement and a condition thereof and that any material breach of such undertakings shall entitle the Funder to terminate this Agreement in accordance with Section 12.2.

14.5 Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that the Claimholder shall have no obligations to make, and the Nominated Lawyer and Claimholder Representative may not make, any disclosure or deliveries under or in respect of this Section 14 or otherwise unless such disclosure or delivery, as applicable, is made in furtherance of the common interest and does not adversely affect in any way the confidentiality of such privileged information.

14.6 The Funder may operate under and contract with an affiliated law firm for work in pursuit of recoveries of the Subject Claim, and all information regarding such Subject Claim shared between such law firm, the Funder, the Claimholder, the Nominated Lawyer and their respective Representatives, shall constitute work product. The affiliated law firm’s Fees and Expenses shall not exceed $150,000 per annum. Sections 7.4 (a) and 7.4 (b) shall not apply in calculating repayment of these Fees and Expenses.

15. Tax Matters.

15.1 No Withholding. Pursuant to Section 7.7, the Claimholder shall make all payments under or in connection with this Agreement without any deduction or withholding for or on account of any Tax except to the extent required by applicable law, as reflected in a legal opinion or memorandum of an internationally recognized tax counsel or accounting firm obtained by Claimholder and reasonably acceptable to the Funder, such opinion being addressed to the Funder or otherwise expressly permitting the Funder to rely on such opinion (“Tax Opinion”). If any such deduction or withholding is required by law to be made, the Claimholder shall comply with Section 7.7 and Section 15.3, and shall promptly deliver or cause to be delivered the related Tax Opinion to the Funder.

15.2 Tax Efficient Structure. Each Party shall attempt, in good faith, to structure the receipt of Proceeds in the most tax-efficient manner practicable so that there are no unnecessary deductions or withholdings (a “Tax Efficient Structure”), and will consider, in good faith, reasonable Tax Efficient Structures for payment of the Proceeds and other payments due to the Funder recommended by tax counsel or advisors to the Claimholder in that regard, and will consider, in good faith, commercially reasonable methods (including a trust) to effect the foregoing. The Claimholder and the Funder hereby agree that their respective tax counsel or advisors shall consult with each other in order to implement a Tax Efficient Structure.

15.3 Tax Indemnification. Except with respect to any Tax assessed on the Funder under the laws of the jurisdiction in which it is incorporated and any Tax which has already been the subject of a gross up pursuant to this Agreement, if the Funder is or will be subject to any liability or required to make any payment, or receives a lesser amount as a result of any withholdings or deductions for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under this Agreement, the Claimholder shall, within fifteen (15) days of demand by the Funder, pay to the Funder an amount equal to the loss, liability, reduction in amounts paid to Funder or cost which the Funder determines will be or has been (directly or indirectly) suffered for or on account of Tax by the Funder in respect of any payment made (or deemed made) by the Claimholder under or in connection with this Agreement (the “Additional Amount”), which amount will be sufficient to ensure that the total amount received by the Funder, after deducting for Taxes (including Taxes on the Additional Amount), will be the same as if no such Taxes had been imposed.

16. Relationship of the Parties.

16.1 Independent Actors. The Funder and the Claimholder are independent actors. This Agreement does not create any joint venture, partnership or any other type of affiliation, nor does it create a joint interest in the Subject Claim, for any purpose, including for U.S. federal, state and local income tax purposes.

16.2 No Practice of Law. The Funder, its Affiliates and their investment advisers are engaged in an investment business that has as its principal focus assets that are connected to fraud, asset recovery, litigation, arbitration or mediation. The Funder and its Affiliates and their investment advisers are not law firms and are not engaged in the practice of law with respect to the Subject Claim or otherwise. The Claimholder agrees that it shall not rely on the

Funder, its Affiliates or their investment advisers for legal or other professional advice. Notwithstanding the foregoing, the Funder may engage affiliated law firms (including Halcyon Law Group PLLC) to provide the Funder with legal advice from time to time relating to the Subject Claim.

16.3 No Other Relationship. The Parties agree that nothing in this Agreement shall give rise to or be construed to create a fiduciary, lawyer-client, agency or other non-contractual relationship between the Parties.

17. Indemnification.

17.1 Indemnification of the Funder by the Claimholder. The Claimholder agrees to indemnify, defend and hold the Funder and its Representatives (“Funder Indemnitees”) free and harmless from and against any and all actions, losses, costs, charges, damages, claims, sanctions, penalties and expenses (including attorneys’ fees and costs of experts and advisors) (collectively, “Losses”) which any Funder Indemnitee has sustained or may sustain at any time for reason of: (a) the breach of, inaccuracy of, or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, or covenants of the Claimholder contained in this Agreement or in any exhibits or documents, delivered by the Claimholder pursuant to or in connection with this Agreement or the Subject Claim; (b) any costs, sanctions, awards or penalties assessed or awarded against the Funder Indemnitees in connection with this Agreement or the Subject Claim; or (c) any claim by any agent or broker for compensation on account of the transactions contemplated by this Agreement, unless otherwise agreed in writing by the Parties; or (c) any legal proceedings connected with the Subject Claim brought against the Funder.

17.2 Indemnification of the Claimholder by the Funder. The Funder agrees to indemnify, defend and hold the Claimholder and its Representatives (“Claimholder Indemnitees”) free and harmless from and against any and all Losses which any Claimholder Indemnitee has sustained or may sustain at any time for reason of: (a) the breach of, inaccuracy of, or failure to comply with, or the existence of any facts resulting in the inaccuracy of, any of the warranties, representations, or covenants of the Funder contained in this Agreement or in any exhibits or documents, delivered by the Funder pursuant to or in connection with this Agreement or the Subject Claim; or (b) any claim by any agent or broker for compensation on account of the transactions contemplated by this Agreement, unless otherwise agreed in writing by the Parties.

17.3 Indemnification Procedures. Any Party that seeks, or receives notice of a third party claim that seeks, indemnification (“Indemnified Party”) hereunder shall promptly notify the Party from which the Indemnified Party will seek indemnification (“Indemnifying Party”) of such claim in writing. The Indemnifying Party shall have the right to assume the defense of such action at its cost with counsel reasonably satisfactory to the Indemnified Party but shall not have the right to settle or compromise any claim or action for anything other than monetary payments without prior written consent of the Indemnified Party. The Indemnified Party shall have the right to participate in such defense with its own counsel at its cost.

17.4 Additional Obligations of Claimholder; Related Indemnity. Except as provided in Section 5.7, Section 11.4(a) and Section 12.4(b), the Claimholder shall not enter into any engagement agreement providing for or otherwise granting a contingent interest in the Subject Claim or the Proceeds thereof with any Person. The Claimholder agrees to indemnify the Funder to the extent necessary to ensure that the amount actually received by the Funder in respect of payments due from the Claimholder equals the amount which the Funder would have received if all of the Persons with a contingent interest in the Subject Claim or Proceeds other than the Funder had not held such contingent interest.

18. Limitation of Liability.

18.1 Subject to Section 18.2, the liability of the Funder under this Agreement is limited to payment of the Fees and Expenses pursuant to a Funding Request in accordance with the provisions of this Agreement not to exceed the Maximum Investment Amount. The Funder shall have no obligation to pay any sums awarded against, or penalties incurred by, the Claimholder, including any costs, orders, awards, interest, damages, expenses or penalties against the Claimholder in relation to any Subject Claim or defending any enforcement or other proceedings against the Claimholder.

18.2 There shall be no other liability of the Funder under this Agreement or related to it, or related to its activities in connection with this Agreement, except for gross negligence or fraud, in each case that has a material adverse effect on the Subject Claim or the Claimholder. This limitation of liability is absolute and excludes liability, by way of illustration and not limitation, for negligence, and for any damages that may constitute compensatory damages, lost profit, punitive, special or indirect damages or otherwise. This limitation of liability extends to the Funder and its Affiliates and Representatives and their successors and assigns.

18.3 Any claim by the Claimholder against the Funder in breach of the limitation of liability provided by this Section 18 constitutes a breach of contract entitling the Funder to recovery of damages and its costs and expenses incurred in relation thereto.

19. Certain International Provisions.

19.1 Government Authorizations. The Claimholder represents and warrants to the Funder that it has obtained all consents, licenses, authorizations and approvals of, or exemptions from, any Governmental Authority that are necessary or advisable for (a) the execution, delivery and performance by the Claimholder of the terms of this Agreement, and (b) the enforceability of this Agreement. The Claimholder represents and warrants to the Funder that it is not necessary for the Funder to be authorized by any Governmental Authority to make the Claims Payments or to enforce the Funder’s rights under this Agreement.

19.2 Recordation; Registration. The Claimholder represents and warrants to the Funder that to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement, it is not necessary that this Agreement be registered, recorded, enrolled or filed with any Governmental Authority, or be notarized or consularized, or that any documentary stamp or similar Tax, imposition or charge of any kind be paid on or in respect of the Agreement.

19.3 Foreign Exchange. The Claimholder represents and warrants to the Funder that it has taken all steps necessary to insure the availability of foreign exchange in amounts and at the times necessary to enable it to meet its obligations under this Agreement.

19.4 English Language. This Agreement is to be executed and delivered by the Parties thereto in the English language. In the event that it is necessary for this Agreement to be translated into any language other than English for purposes of complying with any requirements of any Governmental Authority, the English language version of this Agreement shall prevail in any dispute as to the terms and conditions of this Agreement among the Parties. The Claimholder hereby waives any defense to the nonperformance of this Agreement based on the expression of this Agreement in the English language.

19.5 Commercial Transaction. This Agreement and the transactions contemplated represent commercial activities. The Claimholder agrees to be subject to and be bound by any judicial or arbitral proceedings in respect of any matter arising out of or relating to this Agreement. The Claimholder further agrees not to assert immunity from execution of judgment or from the enforcement therein of any judgment on the grounds of sovereignty or otherwise in respect of any matter arising out of or relating to this Agreement.

20. Governing Law and Dispute Resolution.

20.1 Governing Law. This Agreement, and all disputes and other matters arising under or in respect of this Agreement (whether in contract, tort or otherwise), shall be governed by the laws of the State of New York, without giving effect to its conflict of law rules to the extent they would require application of the law of another jurisdiction.

20.2 Arbitration. THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION. Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its formation, existence, validity, interpretation, performance, breach or termination shall (to the exclusion of any other forum) be referred to and finally resolved by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (the “Rules”), which Rules are deemed to be incorporated by reference into this Section 20.2. Any attempt by the Claimholder to seek relief or remedies in any forum other than the forum required above shall constitute a breach of this Agreement and entitle the Funder to damages, equitable relief and full indemnification against all costs and expenses incurred in connection therewith. The Claimholder expressly agrees that its agreement to arbitrate, and any resulting award, falls under the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, and the Federal Arbitration Act, and agrees that this Agreement has a reasonable relation to a foreign state, envisages performance outside the United States and relates to property outside the United States.

20.3 Procedure for Arbitration.

(a) The arbitral tribunal (“Tribunal”) shall consist of three arbitrators. Each Party shall nominate one arbitrator and the two arbitrators nominated by the Parties shall, within thirty (30) days of the nomination of the second Party-nominated arbitrator, agree upon and nominate a third arbitrator who shall act as Chair of the Tribunal. If no agreement is reached within thirty (30) days or at all, the AAA Court shall select and appoint a third arbitrator to act as Chair of the Tribunal.

(b) The seat, or legal place, of arbitration shall be Miami, Florida and all proceedings shall occur there.

(c) The language to be used in the arbitral proceedings shall be English.

(d) In connection with any arbitration proceeding, each Party shall produce the documents that it intends to rely upon in the proceeding. No other document production is permitted.

(e) Each Party may take up to two depositions. No deposition shall exceed five hours (excluding breaks) and each deposition shall be completed within one day.

(f) In connection with any arbitration, each Party shall provide to the other, no later than seven (7) Business Days before the date of the arbitral hearing on the merits, the identity of all Persons that may testify at the arbitration along with a brief two-to-three sentence summary of the subject matter of such testimony, and a copy of all documents that may be introduced at the arbitration or considered or used by such Party’s witness or expert marked by exhibit number and sponsoring witness.

(g) For any expert witness, the proponent must furnish their CV, a list of prior testimony and publications for the preceding four (4) years, and a summary and basis of any opinions. This disclosure must be made at least twenty (20) Business Days in advance of any arbitral hearing on the merits.

(h) The Tribunal’s decision and award shall be made and delivered within four (4) months from the date that the third arbitrator is appointed and shall set forth a reasoned basis for any award of damages or finding of liability. The decision and award shall not require findings of fact and conclusions of law. The Tribunal shall not have power to award damages that are specifically excluded under this Agreement, and each Party hereby irrevocably waives any claim to such damages.

(i) The Tribunal shall have the discretion to require one Party to such arbitration to bear all or a portion of the expenses (including reasonable attorneys’ fees) of the other Party to the arbitration, but any such fee shifting must be based on a finding that the Party’s position on the merits or conduct of the arbitration was unreasonable or in bad faith.

20.4 Confidentiality. The Parties agree that any proceedings under this Section 20 as well as any documents and filings produced or exchanged in connection with those proceedings, shall remain confidential, except as may be necessary to prepare for or conduct such proceedings or to enforce or vacate a resulting award unless otherwise required by applicable law. The Parties shall not disclose either the contents of any proceedings hereunder, or the result thereof, without the express written consent of all Parties, except as required by applicable law, or to the extent necessary in connection with any financial audit.

20.5 Injunctive Relief. Notwithstanding anything in this Agreement to the contrary, each Party shall be entitled to seek interim injunctive relief or interim equitable relief whenever the circumstances permit such Party to seek such relief in a court of competent jurisdiction.

20.6 Exclusive Remedy. Arbitration as set forth above shall be the exclusive remedy of the Parties for resolving disputes under this Agreement. Any attempt by either Party to seek relief or remedies in a forum other than the forum required above shall constitute a breach of this Agreement and entitle the other Party to damages, equitable relief and full indemnification against all costs and expenses incurred in connection therewith.

20.7 Waiver of Defenses. The Claimholder, being a sophisticated entity with access to counsel, irrevocably waives and forever and unconditionally releases, discharges and quitclaims any claims, counterclaims, defenses, causes of action, remedies or rights that it has or may have in the future arising from any doctrine, rule or principle of law or equity that this Agreement or the relationships and transactions contemplated by this Agreement (a) are against the public policy of any relevant jurisdiction; (b) are unconscionable or contravene any laws relating to consumer protection; (c) are usurious or call for payment of interest at a usurious rate; or (d) constitute champerty, maintenance, barratry or any impermissible transfer or assignment of property or choses in action. The Parties specifically agree that any issues concerning the scope or validity of the foregoing waiver shall be within the exclusive jurisdiction of the Tribunal.

21. Waiver of Trial by Jury. Each of the Parties hereby waive trial by jury in any action or proceeding to which they may be parties, arising out of or in any way pertaining to this Agreement (other than with respect to the Subject Claim). It is agreed and understood that this waiver constitutes a waiver of trial by jury of all claims against all parties to such actions or proceedings, including claims against parties who are not parties to this Agreement. This waiver is knowingly, willingly and voluntarily made by each of the Parties, and each of the Parties hereby represent that no representations of fact or opinion have been made by any individual to induce this waiver of trial by jury or to in any way modify or nullify its effect. The Parties further represent that they have had the opportunity to be represented in the signing of this Agreement and in the making of this waiver by independent legal counsel, selected of their own free will, and that they have had the opportunity to discuss this waiver with counsel.

22. Legality. The Claimholder, hereby declares and agrees that this Agreement, including the arrangement between the Parties and Nominated Lawyer contemplated thereby, does not violate (and irrevocably agrees not to assert any claim it may have to enforce or any defense based on) any civil or criminal law of the United States of America or the United States of Mexico, including any prohibition on champerty, maintenance, or barratry that may exist. The Claimholder further agrees to take all appropriate measures to oppose any assertion by any third party that this Agreement, including the arrangement between the Parties and Nominated Lawyers contemplated thereby, is unlawful as a violation of any prohibition on champerty, maintenance, or barratry or otherwise.

23. Miscellaneous Provisions.

23.1 Entire Agreement; Binding Effect; Assignment. This Agreement, together with each Statement of Subject Claim executed by the Parties, shall constitute the entire agreement between the Parties, and shall supersede all prior agreements, understandings and negotiations between the Parties with respect to the subject matter thereof. To the extent that the Parties entered into any earlier confidentiality or other agreements, those agreements are hereby terminated and this Agreement shall solely govern the Parties’ relationship. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors, assigns, and legal representatives. Except as otherwise provided herein, neither this Agreement nor any rights, interests, obligations or duties arising hereunder, may be assigned or otherwise conveyed by Claimholder without the express consent in writing of the Funder. The Funder may assign its rights and obligations under this Agreement without the consent of the Claimholder and may also appoint a servicing entity to administer this Agreement.

23.2 Amendments; Waivers. Any amendment or modification of any provision of this Agreement must be in writing and bear the signature of a duly authorized representative of each Party. No term or provision of this Agreement may be waived except in a written instrument that bears the signature of a duly authorized representative of each Party. No delay on the part of either Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any right, power or remedy by any Party hereunder shall preclude any further exercise thereof.

23.3 Survival. The provisions of this Agreement relating to representations and warranties, confidentiality, indemnity, tax, limitation of liability, and dispute resolution shall survive termination or expiration of this Agreement, as shall a general obligation to pay any Proceeds pursuant to the terms of this Agreement.

23.4 Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any Person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other Persons, places and circumstances shall remain in full force and effect.

23.5 Notices. All notices, reports, legal service and other communications (a “Notice”) required or permitted under this Agreement shall be in writing. Notices shall be delivered by hand, internationally recognized overnight air courier service, fax or email to the Parties at their addresses and numbers indicated on Schedule 3 to this Agreement or at such other addresses or numbers as may be specified hereafter in writing by a Party to the other Party in accordance with this Section 23.5. Any Notice shall be deemed to have been delivered and received (a) on the date delivered, if delivered personally by hand or sent by internationally recognized overnight air courier or (b) on the date sent if sent by fax or email. Any Notice that is sent by fax or email must be confirmed by sending, within one (1) Business Day of transmission of the electronic communication, a hard paper copy thereof to the recipient by hand delivery or by internationally recognized overnight air courier; provided, however, that the effective date of such notice shall be as specified in clause (b) above, and if the recipient actually receives the fax or email, then the Notice shall be deemed to have been given and delivered as of the date sent even if the recipient never receives a hard copy as called for in this Section 23.5.

23.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one agreement binding on all Parties. Copies of executed counterparts may be exchanged by facsimile, email or other electronic transmission, and such an exchange shall constitute effective delivery by the Parties of their respective executed counterparts.

23.7 Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party’s control, without such Party’s fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, wars or acts of terrorism) (each, a “Force Majeure Event”). A Party’s financial inability to perform, changes in cost or availability of services, market conditions or contract disputes will not excuse performance by Funder under this Section 23.7. Each Party shall give the other Party prompt written notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event, and the anticipated duration of such Force Majeure Event. The Parties shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO

INTERNATIONAL CLAIMS ENFORCEMENT AGREEMENT

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

FUNDER:

POPLAR FALLS LLC

By:
Name:	James C. Little
Title:	Authorized Person

CLAIMHOLDER:

ODYSSEY MARINE EXPLORATION, INC.

By:
Name:	Mark D. Gordon
Title:	CEO

EXPLORACIONES OCEÁNICAS S. DE R.L. DE C.V.

By:
Name:	Jay Nudi
Title:	Treasurer

INTERNATIONAL CLAIMS ENFORCEMENT AGREEMENT

SCHEDULE 1

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, in the context of a commercial entity, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote a majority of the securities having voting power for the election of directors or managers (or other Persons acting in similar capacities) of such Person or otherwise to direct or cause the direction of the management and policies of such Person through the ownership of voting securities, by contract or otherwise.

“Bankruptcy Law” means the federal Bankruptcy Code, Title 11 of the United States Code, as amended from time to time.

“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which banks are required or authorized by law to close in New York, New York, USA.

“Collateral” means the Subject Claim and any Proceeds therefrom.

“Common Interest Material” means any Confidential Information that is the work product of qualified legal advisers or attorney work product, protected by the attorney-client privilege or any similar privilege in any jurisdiction including, for the avoidance of doubt, legal professional privilege or litigation privilege, or that is protected by any rules of professional secrecy in any jurisdiction, including: (i) information prepared by a party to a Subject Claim or their Representatives; and (ii) information prepared by the Funder, its Representatives or their respective investment advisers in connection with a Subject Claim or this Agreement, including legal and factual memoranda, case analyses and evaluations.

“Confidential Information” means any non-public, confidential or proprietary information relating to: (i) the Funder and its Representatives, including the existence or terms of this Agreement and the discussions and negotiations related thereto and information provided by them about their business and operations or the structures and economic arrangements they use in their business (except the tax treatment and tax structure); (ii) the Subject Claim, including the names of the parties and potential other parties to such claims, the factual, legal, technical, economic and financial background of such claims, and the procedural status, theories, strategies and tactics for the prosecution or defense of such claims; (iii) billing arrangements, rates, financial or fee arrangements; (iv) any financial statements, accounts or other similar information or materials; (v) business or financial information, business plans and relationships, marketing or product data; (vi) algorithms, computer data bases, computer programs, computer software and systems, intellectual property, trade secrets and trademarks; (vii) research, scientific data, specifications, technical data, techniques and technology; and (viii) other proprietary or non-public information, data or material; in all cases regardless of whether such information is (A) written or oral, irrespective of the form or storage medium, and (B) specifically identified as “Confidential.” Confidential Information does not include information that (i) was or becomes generally available to the public other than as a result of a disclosure by the Recipient; (ii) was available to the Recipient on a non-confidential basis prior to its disclosure; or (iii) was developed independent of the information derived from the Confidential Information.

Schedule 1 – Page 1

“Disclosing Party” means the Party to this Agreement disclosing or providing Confidential Information.

“Distribution Date” means, with respect to any Proceeds, the date that is five (5) Business Days following any date on which a Proceeds Recipient deposits such Proceeds into the Escrow Account.

“Documentation” means any and all material information relating to the Subject Claim, including any and all Confidential Information and Common Interest Material, in the possession or control of the Claimholder, as applicable in whatever form, and includes any document including copies, records, electronic files (including without limitation any correspondence) or any other way of representing or recording information which contains or is derived or copied from such, but excludes information given orally unless committed to writing.

“Encumbrance” means any (i) mortgage, pledge, lien, charge, hypothecation, adverse claim, right of set-off or counterclaim, security interest or other encumbrance, security agreement or trust securing any obligation of any Person or arrangement of any kind; (ii) purchase or option agreement or arrangement; (iii) subordination agreement or arrangement; and (iv) agreements to create or effect any of the foregoing or which have a similar or analogous nature or effect.

“Escrow Account” means an escrow account (whether a bank account, securities account or other similar account) selected by the Claimholder with the approval of the Funder, established by and in the sole control of the Nominated Lawyer (other than control for the purposes of perfection under the laws of the United Kingdom) and used solely to hold in trust the Proceeds in accordance with this Agreement.

“Fees and Expenses” means

(a) all reasonable and documented costs incurred by the Claimholder in pursuit, prosecution or enforcement of the Subject Claim, including the fees and expenses associated with this Agreement, the reasonable and documented fees and expenses of Legal Representatives, the Nominated Lawyer and experts and advisors retained by the Claimholder, Legal Representatives or the Nominated Lawyer in connection with the Subject Claim, and any contingency fee or other similar agreement between the Claimholder and such counsel, experts or advisors;

(b) all reasonable and documented internal personnel costs for dedicated litigation support, and out of pocket expenses incurred by the Claimholder in pursuit, prosecution or enforcement of the Subject Claim; and

(c) all other expenses required to be paid by the Claimholder in pursuit, prosecution or enforcement of the Subject Claim and other amounts in respect of other appropriate uses, each as approved in advance by the Funder in its sole discretion, including without limitation, incentive compensation plans and similar arrangements that Claimholder deems necessary to institute in connection with the pursuit, prosecution or enforcement of the Subject Claim.

Schedule 1 – Page 2

The Parties acknowledge that Fees and Expenses may include professional fees and costs incurred by Affiliates of the Funder, including fees for legal services provided to the Funder by Halcyon Law Group, PLLC, an Affiliate of Funder. At the election of the Claimholder, Fees and Expenses may include judicial bonds, adverse costs orders or awards issued by a court of competent jurisdiction against the Claimholder regarding a Subject Claim; provided, however, that such adverse costs orders or awards shall bear interest at a rate of 10% per annum, compounded annually, until received by the Funder as part of the return of Fees and Expenses pursuant to Section 7.4.

“Governmental Authority” means any national, federal, state, provincial, county, municipal, regional or local government, foreign or domestic, or any other political subdivision thereof, and any entity, agency, department, bureau, commission, court, tribunal, arbitrator(s) or similar instrumentality or quasi-governmental body exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to any government or other political subdivision thereof.

“Insolvency Proceeding” means, with respect to the Funder, (a) if any proceeding is commenced against the Funder as “debtor” for any relief under the U.S. Bankruptcy Code or any insolvency laws, or laws relating to the relief of debtors, reorganizations, arrangements, compositions or extensions and is not dismissed within 60 days after such proceedings have been commenced, or (b) if the Funder commences any proceeding for relief under the U.S. Bankruptcy Code or any insolvency laws or laws relating to the relief of debtors, reorganizations, arrangements, compositions or extensions.

“Limited Encumbrance” means one or more encumbrances on the Subject Claim or Proceeds that, in the aggregate, (a) does not exceed 49% of the value of the Subject Claim; (b) does not cause a change of control of the Claimholder or the management team responsible for decision-making with regard to the Subject Claim; and (c) is reflected in writing, signed by the Person to which such Encumbrance is granted, reflecting agreement that such Person’s right to enforce such Encumbrance is subordinated to the Funder’s rights under this Agreement.

“Legal Representative” means, with respect to the Claimholder regarding a Subject Claim, any Person that is legally authorized to represent the Claimholder in connection with such Subject Claim and act on behalf of the Claimholder in connection with all proceedings related to such Subject Claim, including without limitation, any Person acting as attorney, legal counsel, collection agent, legal consultant or any other similar agent of the Claimholder regarding such Subject Claim.

“Nominated Lawyers” means the lead special litigation counsel or counsels specified in Schedule 2 selected and engaged by the Claimholder with advance written notice to the Funder; provided, however, that no Nominated Lawyer shall be an Affiliate of Funder.

“Person” means any natural person, corporation, partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust or other organization whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

Schedule 1 – Page 3

“Proceeds” means, with respect to the Subject Claim: (i) any and all gross, pre-tax monetary awards, damages, recoveries, judgments or other property or value recovered by or on behalf of (or reduced to a debt owed to) the Claimholder on account or as a result or by virtue of (directly or indirectly) the Subject Claim, including any recoveries that may result from Claimholder criminal proceedings, whether by negotiation, arbitration, mediation, diplomatic efforts, lawsuit, settlement, criminal penalties, or otherwise, and includes all of the Claimholder’s legal or equitable rights, title and interest in or to any of the foregoing, whether in the nature of ownership, lien, security interest or otherwise; plus (ii) any recovered interest, penalties, attorneys’ fees and costs in connection with any of the foregoing; plus (iii) any consequential, actual, punitive, exemplary or treble damages awarded or recovered on account thereof; plus (iv) any interest awarded or later accruing on any of the foregoing; plus (v) any recoveries against attorneys, accountants, experts, officers or other related parties in connection with any of the foregoing. For the avoidance of doubt, Proceeds includes cash, real estate, negotiable instruments, intellectual or intangible property, choses in action, contract rights, membership rights, subrogation rights, annuities, claims, refunds, and any other rights to payment of cash or transfer(s) of things of value or other property (including property substituted therefor), whether delivered or to be delivered in a lump sum or in installments, in relation to any claim or negotiation with any Person in relation to the Subject Claim, and shall include any award of rescissionary, punitive, consequential, treble or exemplary damages or penalties assessed against any adverse party from time to time. Proceeds also includes any value conveyed to any Person in connection with the Subject Claim or the resolution or termination thereof, to the extent the Claimholder is entitled to a share thereof. Proceeds also include In-Kind Proceeds.

“Proceeds Recipient” means, with respect to any Proceeds, the Claimholder, any Representative (including any Legal Representative) of the Claimholder, and any other Person that receives such Proceeds on behalf of the Claimholder.

“Recipient” means the Party to this Agreement receiving Confidential Information.

“Reporting Requirement” means (x) a quarterly report (“Quarterly Report”) provided promptly after at the end of each calendar quarter by the Claimholder to the Funder as to (i) the status of the Subject Claim and any meaningful developments during the quarter, including copies of any court filings or similar documents and, (ii) the Claimholder’s billings and accrued expenses attributable to such calendar quarter in respect of the Subject Claim, or (y) a quarterly conference call between the Claimholder and the Funder (or a Representative of the Funder) covering topics that are substantially similar to the topics covered by a Quarterly Report but with respect to the calendar month preceding the month in which the conference call takes place.

“Representatives” means, with respect to any Person (other than an individual) such Person’s directors, officers, managers, members, partners, principals, employees, shareholders, Affiliates, related entities, agents, reinsurers, lawyers, accountants, consultants, advisors and independent contractors. Where applicable, the term Representatives includes Legal Representatives.

Schedule 1 – Page 4

“Subject Claims” means:

(i)	any and all related pre- and post-arbitral proceedings or processes in or in connection with the Stated Claim, including the pursuit of costs or post-judgment remedies;

(ii)

all appellate or annulment proceedings and proceedings on remand, as well as enforcement, ancillary, parallel or alternative dispute resolution proceedings and processes arising out of or related to the acts or occurrences alleged in the Stated Claim (including without limitation arbitration, conciliation or mediation);

(iii)

re-filings or parallel filings of the Stated Claim and any other legal, diplomatic or administrative proceedings or processes founded on the underlying facts giving rise to or forming a basis for the Stated Claim and involving one or more adverse parties, in which any defendant or any defendant’s successor(s) in interest or assigns or affiliates is a party;

(iv)	ancillary or enforcement proceedings related to the facts or claims alleged from time to time or that could have been alleged in the Stated Claim at any time; and

(v)

all arrangements, settlements, negotiations, or compromises made between the Claimholder, as applicable, and any adverse party having the effect of resolving any of the Claimholder’s claims against any adverse party that are or could be or could have been brought in the Stated Claim.

“Subject Claim Impairment” means: (i) any right or interest of any Person or authority whatsoever in respect of the Subject Claim or the Proceeds or any part thereof, the effect of which is or would be to reduce, impair or otherwise materially or prejudicially affect the Subject Claim or the Proceeds or any part thereof; (ii) any claim or action of any Person or authority whatsoever in respect of the Subject Claim or the Proceeds or any part thereof, the effect of which, if determined adversely, is or would be to reduce, impair or otherwise materially and prejudicially affect the Subject Claim or the Proceeds or any part thereof; or (iii) any right of set-off, counterclaim, cross claim or impairment of any person in respect of the Subject Claim or the Proceeds.

“Tax” means any tax, duty, contribution, impost, withholding, levy or other charge or withholding of a similar nature (including use, sales and value added taxes), whether domestic or foreign, and any fine, penalty, surcharge or interest in connection therewith.

Schedule 1 – Page 5

INTERNATIONAL CLAIMS ENFORCEMENT AGREEMENT

SCHEDULE 2

NOMINATED LAWYER

Cooley LLP

Dashwood

69 Old Broad Street

London, UK EC2M 1QS

Attention:         Christophe Bondy

Email:              cbondy@cooley.com

Cooley LLP

55 Hudson Yards

New York, NY 10001-2157

Attention:         Rachel Thorn

Email:              rthorn@cooley.com

INTERNATIONAL CLAIMS ENFORCEMENT AGREEMENT

SCHEDULE 3

NOTICE

If to the Claimholder or Claimholder Representative:

Odyssey Marine Exploration, Inc.

5215 W Laurel Street

Tampa, Florida, USA

Attention:        Mark D. Gordon

Email:             mark@odysseymarine.com

Attention:        John D. Longley, Jr.

Email:             jlongley@odysseymarine.com

With a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, New York 10001-2157

Attention:        Rachel Thorn

Email:             rthorn@cooley.com

Attention:         Christophe Bondy

Email:              cbondy@cooley.com

If to the Funder:

Poplar Falls LLC

c/o The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801, USA

Attention:        James Little

Email:             jim@drumcliffepartners.com

With a copy to (which shall not constitute notice):

Halcyon Law Group PLLC

12020 Sunrise Valley Drive, Suite 100

Reston, Virginia 20191, USA

Attention:        Christopher Camponovo

Email:              Chris.Camponovo@halcyonlawgroup.com

With a copy to (which shall not constitute notice):

Venable LLP

750 E. Pratt Street, Suite 900

Baltimore, Maryland 21202, USA

Attention:        Christopher M. Vaughn, Esq.

Email:             cmvaughn@venable.com